State of Delaware
Secretary of State
Division of Corporations
Delivered 11:23 AM 09/20/2011
FILED 11:23 AM 09/20/2011
SRV 111021829 - 4583438 FILE

CERTIFICATE OF DESIGNATION,

RIGHTS AND PREFERENCES OF THE SERIES B CONVERTIBLE PREFERRED STOCK OF VERDANT AUTOMOTIVE CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

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Verdant Automotive Corporation (the "**Corporation**"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, certifies as follows:

FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance of 10,000,005 shares of Preferred Stock, $.001 per share ("**Preferred Stock**"), and, further, authorizes the Board of Directors of the Corporation (the "**Board of Directors**"), by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any class or series of Preferred Stock into one or more classes or series, and without limiting the generality of the foregoing, to fix and determine the designation of each such class or series, the number of shares which shall constitute such class or series and such voting powers, and such preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof of the shares of each class or series so established.

SECOND: The Board of Directors at a meeting held on September 20, 2011, in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, did duly adopt the following resolutions authorizing the creation and issuance of a series of said Preferred Stock to be known as Series B Convertible Preferred Stock:

> RESOLVED, that the Board of Directors, pursuant to authority vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issue of a series of the Corporation's Preferred Stock, par value $.001 per share, and hereby fixes the number, designation, preferences, rights and limitations and restrictions thereof in addition to those set forth in said Certificate of Incorporation as follows:

1. Designation; Rank.

A series of the Corporation's Preferred Stock is designated as "Series B Convertible Preferred Stock" (the "**Series B Preferred Stock**") and the maximum

number of shares of Series B Preferred Stock shall be 1,000,000 and no more. The Series B Preferred Stock has an initial issue price per whole share equal to $150 (the "**Issue Price**"). As used in this document, the term "**Certificate**" means this Certificate of Designation, Rights and Preferences. Certain defined terms are set forth in Section 8 of this Certificate.

The Series B Preferred Stock ranks, with respect to distributions upon liquidation, winding up or dissolution of the Corporation (a) senior to the Corporation's Common Stock, $.001 per share (the "**Common Stock**"), the Corporation's Class A Convertible Preferred Stock, and any series of Preferred Stock issued by the Corporation whose terms provide specifically that the class or series will rank junior to the Series B Preferred Stock with respect to rights to receive distributions upon liquidation, or that fail to specify the ranking of the class or series relative to the Series B Preferred Stock with respect to rights to receive distributions upon liquidation (together with the Common Stock, the "**Junior Securities**"), (b) on a parity with any other class or series of Preferred Stock issued by the Corporation whose terms provide specifically that it shall rank on a parity with the Series B Preferred Stock with respect to rights to receive distributions upon liquidation (the "**Parity Securities**") and (c) junior to any class or series of stock whose terms provide specifically that it will rank senior to the Series B Preferred Stock with respect to rights to receive distributions upon liquidation (the "**Senior Securities**").

2. <u>Dividends</u>. No dividends shall accrue or be payable, in whole or in part, on the Series B Preferred Stock; provided, that in case the Corporation shall: (x) subdivide its outstanding shares of Series B Preferred Stock, (y) combine its outstanding shares of Series B Preferred Stock into a smaller number of shares of Series B Preferred Stock or (z) issue by reclassification of its shares of Series B Preferred Stock other securities of the Corporation, the Corporation may issue as dividends any shares of Series B Preferred Stock or other securities to effect such adjustment.

3. <u>Conversion</u>.

(a) <u>Conversion Privilege and Conversion Rate</u>. Subject to and upon compliance with the provisions of this Section 3, at any time and from time to time, and without the payment of additional consideration by the holder thereof, at the option of the holder, the shares of Series B Preferred Stock may be converted, in whole or in part, into shares of fully paid and non-assessable Common Stock of the Corporation (calculated as to each conversion to the nearest 1/100 of a share) at the conversion rate (the "**Conversion Rate**"), determined as provided below, in effect at the time of conversion.

The Conversion Rate shall initially be 30 shares of Common Stock for each share of Series B Preferred Stock. The Conversion Rate shall be adjusted in certain instances as provided in this Section 3. The price at which Common Stock shall be delivered upon conversion (the "**Conversion Price**") shall at any time be equal to the quotient obtained by dividing the amount of Liquidation Preference of a share of Series B Preferred Stock being converted by the then applicable Conversion Rate (and rounded to

the nearest cent). For the purposes of this Agreement, the initial Liquidation Preference shall be equal to the Issue Price (the "**Liquidation Preference**").

(b) Scheduled Adjustments to the Conversion Rate. The Conversion Rate shall be adjusted on the dates and by multiplying the then existing Conversion Rate by the Multiplier set forth in the following table, which will, absent any other adjustment of the Conversion Rate as provided in this Section 3, result in the effective Conversion Prices set forth below:

Date	Multiplier	*Conversion Price
June 30, 2012	1.1111	$4.50
December 31, 2012	1.1250	$4.00
June 30, 2013	1.1429	$3.50
December 31, 2013	1.1667	$3.00
June 30, 2014	1.2000	$2.50
December 31, 2014	1.2500	$2.00

*The Conversion Prices set forth in the preceding table are for illustrative purposes only, and assume that there is no other adjustment to the Conversion Rate or Conversion Price under this Section 3 or otherwise. In the event there is any such other adjustment, the resulting Conversion Prices resulting from the adjustment to the Conversion Rate as provided in this Section 3(b) will differ from the Conversion Prices set forth above.

(c) Exercise of Conversion Privilege. In order to exercise the conversion privilege with respect to any Series B Preferred Stock, the holder of any Series B Preferred Stock to be converted or any other Person (as defined in Section 8) acting on its behalf shall surrender the Series B Preferred Stock, duly endorsed or assigned to the Corporation or in blank at any office or agency of the Corporation maintained for that purpose, accompanied by a duly signed conversion notice (a "**Conversion Notice**") substantially in the form prescribed by the Corporation stating that the holder elects to convert the Series B Preferred Stock or, if less than the entire amount held is to be converted, the portion to be converted.

Shares of Series B Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of surrender of the securities for conversion in accordance with the foregoing provisions. At that time the rights of the holders of the Series B Preferred Stock as holders of the converted securities shall cease, and the Person or Persons entitled to receive the Common Stock issuable

upon conversion shall be treated for all purposes as the record holder or holders of the Common Stock at that time; however, if the holder shall have instructed the Corporation to effect the conversion on a particular date following surrender the holder shall be entitled to convert the Series B Preferred Stock on the requested date, in which case conversion shall be deemed to be effected immediately prior to the close of business on the requested date. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver, out of its authorized but previously unissued (or, in the case of treasury stock of the Corporation, validly issued) shares of Common Stock, at the office of the Conversion Agent (as defined in Section 8) a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 3(e).

All Common Stock delivered upon conversion that has not been registered under the Securities Act ("Restricted Securities") shall bear a restrictive legend in the form provided by the Corporation and shall be subject to the restrictions on transfer provided in the legend. No Conversion Agent other than the Corporation shall have any responsibility for the inclusion or content of any restrictive legend on the issued Common Stock; *provided, however*, that any Conversion Agent shall have provided to the Corporation or to the Corporation's transfer agent for the Common Stock, prior to or concurrently with a request to the Corporation to deliver to that agent the conversion certificates for the Common Stock, written notice that the securities delivered for conversion are Restricted Securities.

In the case of any Series B Preferred Stock that is converted in part only, upon conversion the Corporation shall issue and deliver at its expense to the holder a certificate or certificates for the number of full shares of Series B Preferred Stock equal to the unconverted portion of such Series B Preferred Stock.

Unless otherwise specified by the holder, if Common Stock to be issued upon complete or partial conversion of Series B Preferred Stock is to be registered in a name other than that of the holder of the surrendered Series B Preferred Stock, the transaction shall be deemed a transfer prior to the conversion to the Person in whose name the Common Stock is to be registered.

In the event of a liquidation, dissolution or winding up of the Corporation or an event that is deemed to be a Liquidation pursuant to Section 5(g), the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of such series of Series B Preferred Stock.

(d) Mandatory Conversion. If any shares of Series B Preferred Stock remain outstanding on the Mandatory Conversion Date (as defined below), then all remaining shares of Series B Preferred Stock shall be converted as of that date in accordance with this Section 3 as if the holders of these shares of Series B Preferred Stock had surrendered them for conversion and given the Conversion Notice on the date

immediately preceding the Mandatory Conversion Date and the conversion date had been fixed as of the Mandatory Conversion Date for all purposes of this Section 3. All holders of Series B Preferred Stock shall thereupon and within two (2) business days after receipt of notice of the occurrence of the Mandatory Conversion Date surrender all certificates for Series B Preferred Stock, duly endorsed for cancellation, to the Conversion Agent. No Person shall thereafter have any rights in respect of Series B Preferred Stock, except the right to receive shares of Common Stock on conversion as provided in this Section 3. As used in this Section 3(d), **"Mandatory Conversion Date"** means the date upon which Qualifying Liquidity Condition has occurred.

(e) Effect of Conversion. All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the conversion time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly. All shares of Series B Preferred Stock shall, from and after the Mandatory Conversion Date, no longer be deemed to be outstanding and, notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares on or prior to such time, all rights with respect to such shares shall immediately cease and terminate at the Mandatory Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Such converted Series B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

(f) No Further Adjustment. Upon any such conversion, no adjustment to the applicable Series B Preferred Stock Conversion Price shall be made for any declared but unpaid dividends on the corresponding series of Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(g) Reorganizations, Etc. In the event of a reorganization, recapitalization, merger, consolidation, rights offering, or any other change in the corporate structure of the Corporation (a **"Triggering Event"**), an appropriate adjustment shall be made in accordance with the applicable reorganization agreement in the number and kind of shares held by holders of the Series B Preferred Stock. No Triggering Event shall give the holders of Series B Preferred Stock any additional benefits. The Corporation shall provide holders of Series B Preferred Stock with at least 20 days' advance written notice of a Triggering Event.

(h) Fractions of Common Stock. No fractional Common Stock or scrip certificates in respect thereof shall be issued upon conversion of any Series B Preferred Stock. If more than one certificate for shares of Series B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares that shall be issuable upon conversion shall be computed on the basis of the aggregate Liquidation Preference of Series B Preferred Stock so surrendered. Instead of any fractional Common Stock that would otherwise be issuable upon conversion of any Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of the fraction (calculated to the nearest 1/100 of a share) in an amount in Dollars equal to the same fraction of the current market price per share of Common Stock (as calculated by the Board of Directors, whose determination shall be conclusive) at the close of business on the day of conversion, or alternatively, at the Corporation's option, the Corporation shall round up the conversion transaction to the next higher whole share.

(i) Additional Adjustments of Conversion Rate. The Conversion Rate shall be subject to adjustments from time to time as follows:

(1) In case at any time after the date of this Certificate, the Corporation shall pay or make a dividend or other distribution on all or any portion of its Common Stock or shall pay or make a dividend or other distribution on any other class of Capital Stock of the Corporation where the dividend or distribution includes Common Stock or any instrument or security convertible into Common Stock (which shall exclude for this purpose Common Stock issuable upon conversion of either the Class A Convertible Preferred Stock or the Series B Preferred Stock), the Conversion Rate in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive the dividend or other distribution shall be increased by dividing the Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for determination and the denominator shall be the sum of the number of shares and the total number of shares constituting the dividend or other distribution, this increase to become effective immediately after the opening of business on the day following the date fixed for determination. For the purposes of this paragraph (1), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. If any dividend or distribution of the type described in this paragraph (1) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if the dividend or distribution had not been declared.

(2) In case at any time after the date of this Certificate, all or any portion of the Common Stock outstanding shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which the subdivision becomes effective shall be proportionately increased, and, conversely, if all or any portion of the Common Stock outstanding shall each be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day

upon which this combination becomes effective shall be proportionately reduced. Any increase or reduction, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which the subdivision or combination becomes effective.

(3) No adjustment in the Conversion Rate shall be required unless the adjustment (plus any adjustments not previously made by reason of this paragraph (3) would require an increase or decrease of at least one percent in the Conversion Rate. Any adjustment that by reason of this paragraph (3) is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(j) Notice of Adjustments of Conversion Rate. Whenever the Conversion Rate is adjusted:

(1) the Corporation shall compute the adjusted Conversion Rate in accordance with Section 3(g) and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which the adjustment is based, and this certificate shall forthwith promptly be filed with each Conversion Agent. No Conversion Agent shall be under any duty or responsibility with respect to any certificate, except to exhibit it to any holder of Series B Preferred Stock desiring inspection of it at the Agent's office during normal business hours; and

(2) a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be prepared, and as soon as practicable after it is prepared, this notice shall be provided by the Corporation to all holders of Series B Preferred Stock.

(k) Corporation To Reserve Common Stock. The Corporation shall at all times when any Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series B Preferred Stock Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of such series of Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the

Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series B Preferred Stock Conversion Price.

(l) Taxes on Conversions. Except as provided in the next sentence, the Corporation will pay any transfer, stamp, documentary and other similar taxes and duties that may be payable in respect of the issue or delivery of Common Stock on conversion of Series B Preferred Stock pursuant to this Certificate. A holder delivering Series B Preferred Stock for conversion will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that of the holder of the Series B Preferred Stock to be converted. No issue or delivery shall be made unless and until the Person requesting the issuance has paid to the Corporation the amount of any tax or duty based on the issuance of Common Stock as requested, or the Person has established to the satisfaction of the Corporation that the tax or duty has been paid.

4. Redemption. There shall be no optional or mandatory redemption with respect to the Series B Preferred Stock.

5. Liquidation Rights; Priority.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a "**Liquidation**"), the holders of shares of Series B Preferred Stock shall be entitled to receive, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment of the liquidation preference of any Senior Securities, out of the remaining net assets of the Corporation, whether these assets are capital or surplus and whether or not any dividends as such are declared, an amount per whole share equal to the sum of (i) the Liquidation Preference per whole share and (ii) ten percent (10%) of the Liquidation Preference per whole share (such additional amount herein referred to as the "**Ten Percent Provision**"), before any distribution shall be made with respect to any Junior Securities (collectively, the "**Liquidation Amount**"). In the event of any change in the Corporation's Series B Preferred Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the Liquidation Preference per share of Series B Preferred Stock shall be appropriately adjusted by the Board of Directors so as to adequately protect the rights of the holders of shares of Series B Preferred Stock.

(b) After payment to the holders of the Series B Preferred Stock of the amount provided for Section 5(a), holders of Series B Preferred Stock shall be entitled to participate in any distribution of assets to holders of Common Stock in the event of any Liquidation on an as-converted basis.

(c) For the purposes of this Section 5, neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, securities or other consideration) of all or substantially all of the assets of the Corporation, nor the consolidation or merger of the

Corporation with one or more Persons, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) If, upon any Liquidation, the Liquidation Amount is not paid in full, the holders of the Corporation's Preferred Stock shall share in the distribution in accordance with the respective certificates of designation. If, upon any Liquidation, the amounts payable with respect to the Series B Preferred Stock and any Parity Securities are not paid in full, holders of the Series B Preferred Stock and holders of any Parity Securities will share ratably in any distribution of the assets of the Corporation in proportion to the respective amounts that would be payable per share if assets were sufficient to permit payment in full.

(e) Written notice of any Liquidation stating a payment date and the place where the distributive amounts shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date, to the holders of record of Series B Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation

(f) Any liquidation payment with respect to each fractional share of Series B Preferred Stock outstanding shall be equal to a ratably proportionate amount of the Liquidation Amount with respect to each outstanding whole share of Series B Preferred Stock.

(g) The merger or consolidation of the Corporation or the sale of all or substantially all of the assets of the Corporation in a transaction in which the holders of any Junior Securities receive any consideration, or would receive consideration, but for the application of the Ten Percent Provision, shall be deemed a Liquidation for purposes of this Section 5.

6. Voting. In addition to any other voting rights required by applicable law, the holders of shares of the Series B Preferred Stock shall have the following voting rights:

(a) So long as at least 500,000 shares of Series B Preferred Stock remain outstanding (as such share number is proportionately adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B Preferred Stock after the initial issuance thereof), the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock shall be necessary to:

(i) create, authorize or issue any Capital Stock that ranks prior (whether with respect to dividend rights or upon liquidation, dissolution, winding up or other similar event) to the Series B Preferred Stock, including Senior Securities, provided that no such approval shall be required as to: (x) debt or convertible debt, (y) the issuance of securities in or in connection with the acquisition of a business or its operating assets, or (z) a financing or series of

financings in an aggregate amount greater than the number of outstanding shares of Series B Preferred Stock multiplied by the then Liquidated Preference per share;

(ii) declare or pay any dividends or make any distributions on any of the Corporation's Capital Stock, other than distributions on the Series B Preferred Stock in accordance with the Certificate of Designation or any dividends or distributions on Senior Securities issued with approval as provided in clause (i) immediately above, provided that no such approval will be required if a dividend is also paid with respect to the Series B Preferred Stock on an "as converted" basis;

(iii) sell or otherwise transfer all or substantially all of the Corporation's assets, tangible or intangible;

(iv) purchase, redeem, or otherwise acquire any of the Corporation's outstanding Capital Stock (including warrants, stock options and other rights to acquire Capital Stock), other than repurchases pursuant to stock restriction agreements approved by a majority of the Board of Directors that grant to the Corporation a right of repurchase upon termination of the service or employment of a director, officer, or other employee or consultant;

(v) alter or change the preferences, rights or powers of the Series B Preferred Stock, whether by amendment of the Certificate of Designation of the Series B Preferred Stock or as a result of a recapitalization, reorganization, reclassification, consolidation, merger or otherwise;

(vi) amend or repeal or add any provision to the Corporation's Certificate of Incorporation or Bylaws, if such action would adversely affect the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series B Preferred Stock; or

(vii) become subject to (including by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Corporation's right to comply with these terms of the Series B Preferred Stock.

(b) So long as at least 500,000 shares of Series B Preferred Stock remain outstanding (as such share number is proportionately adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B Preferred Stock after the initial issuance thereof), the holders of the Series B Preferred Stock shall be entitled to appoint an individual reasonably acceptable to the Board of Directors who shall, upon entering into an appropriate confidentiality agreement with the Corporation, have the right to notice of and to attend board meetings in a nonvoting observer capacity, receive copies of notices, minutes, consents, and other board materials.

(c) On each matter submitted to a vote of holders of Series B Preferred Stock as a class, each whole share of Series B Preferred Stock shall be entitled to one vote.

(d) On all matters submitted to a vote of the holders of Common Stock, the holders of Common Stock and Series B Preferred Stock shall vote together as a single class, with the holders of Series B Preferred Stock voting on an as-converted basis.

(e) Except as otherwise provided in this Certificate of Designation or as otherwise provided in the terms of another series or class of capital stock or as otherwise provided by applicable law, the holders of the Series B Preferred Stock shall have no other voting rights.

7. Reports.

So long as at least 200,000 shares of Series B Preferred Stock remain outstanding (as such share number is proportionately adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B Preferred Stock after the initial issuance thereof), the Corporation shall cause its annual reports to stockholders and any quarterly or other financial reports and information furnished by it to holders of Common Stock, to be mailed to the holders of Series B Preferred Stock (no later than the date these materials are mailed to the holders of the Corporation's Common Stock) at their addresses appearing on the books of the Corporation.

8. Certain Definitions.

The following terms shall have the meanings set forth below:

"**Capital Stock**" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or any and all equivalent ownership interests in a Person (other than a corporation) not specified to have a preference as to dividends or distributions upon liquidation over other classes of ownership interests.

"**Conversion Agent**" means the Corporation or any other Person or Persons designated by the Corporation as agent for purpose of processing conversions of shares of Series B Preferred Stock pursuant to Section 3.

"**Person**" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision.

"**Qualifying Liquidity Condition**" shall be deemed to have occurred on the date on which the arithmetic mean of the closing prices of the Corporation's Common Stock during the preceding twenty (20) trading days meets or exceeds one hundred

twenty percent (120%) of the then-effective Conversion Price. For purposes of determining the closing price of the Corporation's Common Stock, during any time that the Corporation's Common Stock is traded on a national securities exchange, the closing price shall be as reported by Bloomberg Financial Markets (or any successor thereto, "**Bloomberg**") or, if no closing price is reported for the Corporation's Common Stock by Bloomberg, the arithmetic mean of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by Bloomberg, or, if no highest closing bid price and lowest closing ask price of any of the market makers for the Corporation's Common Stock are reported by Bloomberg, the arithmetic mean of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by the OTC Markets Group Inc. The closing price (including the bid and offer prices) refers to the price of a security at 4:00 p.m. Eastern time on the respective trading date and does not refer to prices of the Corporation's Common Stock available in any "after-hours" trading markets or facilities.

"**Securities Act**" means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder and any successor statute, rules and regulations.

"**Voting Securities**" means securities of the Corporation ordinarily having the power to vote for the election of directors of the Corporation; *provided* that when the term "Voting Securities" is used with respect to any other Person it means the capital stock or other equity interests of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

9. Amendment.

This Certificate shall not be materially amended without the consent of a majority in interest of the holders of Series B Preferred Stock.

10. Waiver.

Any of the rights, powers, preferences and other terms of the Series B Preferred Stock (including any right to receive notice) set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding.

11. Notices.

Any notice required or permitted by the provisions of this Certificate to be given to a holder of shares of Series B Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

AND FURTHER RESOLVED, that, before the Corporation shall issue any shares of the Series B Preferred Stock, a certificate pursuant to 141(i) of the General Corporation Law of the State of Delaware shall be made, executed, acknowledged, and filed in accordance with the provisions of said Section 141 and the proper officers of the Corporation are authorized and directed to do all acts and things that may be necessary or proper in their opinion to carry into effect the purposes and intent of these resolutions.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf on this 20th day of September 2011 by duly authorized officer of the Corporation.

Verdant Automotive Corporation,
a Delaware corporation

By: ______________________
Name: Daniel J. Elliott
Title: Chief Executive Officer